FOR IMMEDIATE RELEASE

HCI Group Announces Public Filing of Registration Statement for Proposed Initial Public Offering of Subsidiary, Exzeo Group, Inc.

Tampa, Fla. – September 25, 2025 – HCI Group, Inc. (NYSE:HCI) today announced that its majority owned subsidiary, Exzeo Group, Inc., has publicly filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed initial public offering of Exzeo’s common stock. The number of shares to be offered and the price range for the proposed offering have not yet been determined. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.

Truist Securities, Citizens Capital Markets and William Blair are acting as joint book-running managers and Fifth Third Securities is acting as a co-manager for the proposed offering.

The proposed offering will be made only by means of a prospectus. Copies of the preliminary prospectus, when available, may be obtained from: Truist Securities, Inc., 740 Battery Ave SE, 3rd Floor, Atlanta, GA 30339, Attention: Prospectus Department, or by email at truistsecurities.prospectus@truist.com; Citizens Capital Markets, 28 State Street, Boston, MA 02109; and William Blair & Company, LLC, 150 North Riverside Plaza, Chicago, Illinois 60606, Attention: Prospectus Department, or by email at prospectus@williamblair.com.

A registration statement on Form S-1 relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCI Group, Inc.

HCI Group is a holding company with two distinct operating units. The first unit includes four top-performing insurance companies, a captive reinsurance company, and operations in claims management and real estate. The second unit, called Exzeo Group, is a leading innovator of insurance technology that utilizes advanced underwriting algorithms and data analytics. Exzeo empowers property and casualty insurers to transform underwriting outcomes and achieve industry-leading results.

HCI Group’s common shares trade on the New York Stock Exchange under the ticker symbol "HCI" and are included in the Russell 2000 and S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Company Contact:
Bill Broomall, CFA
Investor Relations
HCI Group, Inc.
wbroomall@exzeo.com

Investor Relations Contact:

Matt Glover

Gateway Group, Inc.

Tel 949-574-3860

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HCI@gateway-grp.com

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